Exhibit 99.1

Contact:	T. Clay Stinnett
Stock Yards Bancorp, Inc.
Executive Vice President, Treasurer
and Chief Financial Officer
(502) 625-0890

Contact:	Gregory J. Dawson
Kentucky Bancshares, Inc.
Senior Vice President, Secretary
and Chief Financial Officer
(859) 988-1303

FOR IMMEDIATE RELEASE

Stock Yards Bancorp, Inc. AND Kentucky Bancshares, Inc. TO MERGE

STOCK YARDS TO EXPAND Its Footprint

Into Central Kentucky

LOUISVILLE, Ky. / PARIS, Ky. (January 27, 2021) – Stock Yards Bancorp, Inc. (“Stock Yards” or the “Company”) (NASDAQ: SYBT), the parent company of Stock Yards Bank & Trust Company, and Kentucky Bancshares, Inc. (OTCQX: KTYB), the parent company of Kentucky Bank, jointly announced on Wednesday, January 27, 2021 the signing of a definitive agreement for Stock Yards Bancorp, Inc. to acquire Kentucky Bancshares, Inc. The combined stock and cash transaction is expected to close during the second quarter of 2021, subject to approval of Kentucky Bancshares shareholders and completion of customary regulatory approval and closing conditions.

Management will host a conference call and webcast today at 4 p.m. (EST) to discuss the proposed merger.  Please see the Conference Call/Investor Presentation section for complete details.

Kentucky Bancshares, headquartered in Paris, Kentucky, is the holding company for Kentucky Bank, which operates 19 branches in 11 communities throughout central Kentucky serving the Lexington, Kentucky metropolitan statistical area and each of its contiguous counties. As of December 31, 2020, Kentucky Bancshares reported approximately $1.2 billion in assets, $767 million in loans, $979 million in deposits and $114 million in tangible common equity. Kentucky Bancshares also maintains a Wealth Management and Trust Department with total assets under management of $258 million at December 31, 2020. The combined franchise will serve customers through 63 branches with total assets of  approximately $5.9 billion, $4.3 billion in gross loans, $5.0 billion in deposits and over $4.1 billion in trust assets under management.

Under the terms of the merger agreement, Kentucky Bancshares’ shareholders will have the right to receive 0.64 shares of Stock Yards Bancorp’s common stock and $4.75 in cash for each share of common stock of Kentucky Bancshares with total consideration to consist of approximately 85% stock and 15% cash. Based upon the closing price of Stock Yards Bancorp common stock of $42.24 on January 25, 2021, the implied per share purchase price is $31.78, with an aggregate transaction value of approximately $190 million. First full year earnings (2022) per share accretion is estimated at approximately 12.5%  and the tangible book value per share dilution is expected to be earned back in approximately 2.5 years under the crossover method including Current Expected Credit Loss (CECL) “Day 2” accounting treatment.

“We are thrilled to welcome Kentucky Bancshares and its employees to the Stock Yards team,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer of Stock Yards Bancorp. “This transaction expands our presence into the attractive Central Kentucky market and represents a complementary fit, both strategically and culturally, with our business model. The combination of our two organizations provides the opportunity to create efficiencies and enhance the value of the combined company while offering Kentucky Bank customers broader product offerings, increased lending capabilities and an expanded branch delivery system that stretches throughout the Louisville, Indianapolis and Northern Kentucky/Cincinnati metropolitan markets. Also, I am very excited to announce that Louis Prichard, President and Chief Executive Officer of Kentucky Bancshares, will serve as our new Central Kentucky Market President.”

“Stock Yards is an excellent match for us,” said Prichard. “This combination allows us to partner with a strong community bank that is focused on providing outstanding customer service, a deep commitment to the communities they serve and offers an excellent environment for our employees. We are proud of our long history of developing genuine, lasting relationships with our clients while supporting our market area. We look forward to working with the management team at Stock Yards to expand the scope of our products and services to better serve Central Kentucky’s residents and businesses.”

In addition, two directors that previously served on Kentucky Bancshares Board of Directors will be added to the Stock Yards Board – Shannon B. Arvin, President and Chief Executive Officer of Keeneland Association, Inc. and Edwin S. Saunier, President of Saunier North American, Inc.

Keefe Bruyette & Woods, A Stifel Company, served as financial advisor and Frost Brown Todd PLLC acted as legal counsel to Stock Yards Bancorp, Inc. Raymond James  served as financial advisor and Stoll Keenon Ogden PLLC acted as legal counsel to Kentucky Bancshares, Inc.

Conference Call / Investor Presentation

Stock Yards Bancorp, Inc. executive management will host a conference call to discuss the strategic and financial implications of the transaction on Wednesday, January 27, 2021 at 4:00 p.m. (EST). The call will also be broadcast live via the internet.

Interested investors may listen to the call live via webcast by visiting www.syb.com and clicking on the Investor Relations tab. Investment professionals are invited to call the toll-free dial-in number: 1-866-652-5200. A telephone replay will be available for two weeks at 1-877-344-7529 using the access code 10151961 and the webcast will be archived on the Company’s website www.syb.com for 90 days. A copy of the investor presentation is also available on the Company’s website www.syb.com.

About Stock Yards Bancorp, Inc.

Louisville, Kentucky-based Stock Yards Bancorp, Inc. with $4.6 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

About Kentucky Bancshares, Inc.

Paris, Kentucky-based Kentucky Bancshares, Inc. with $1.2 billion in assets, was incorporated in 1981 as a bank holding company. It is the parent company of Kentucky Bank, which was established in 1851. The Company's common shares trade on the OTCQX under the symbol KTYB. For more information about Kentucky Bancshares, visit their website at www.kybank.com.

Forward-Looking Statements

Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the proposed merger transaction between Stock Yards and Kentucky Bancshares, which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Please refer to each of Stock Yards’ and Kentucky Bancshares' Annual Report on Form 10-K for the year ended December 31, 2019, and, in the case of Stock Yards, its Quarterly Report on Form 10-Q for the three months ended September 30, 2020, as well as their other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Stock Yards and Kentucky Bancshares with the SEC, risks and uncertainties for Stock Yards, Kentucky Bancshares and the combined company include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Kentucky Bancshares’ operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; the parties’ inability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the inability to complete the merger due to the failure of Kentucky Bancshares’ shareholders to adopt the merger agreement; the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals; the failure of the proposed transaction to close for any other reason; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on Stock Yards’, Kentucky Bancshares’ or the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Stock Yards, Kentucky Bancshares and the combined company; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, neither Stock Yards nor Kentucky Bancshares assumes any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Additional Information Regarding the Proposed Transaction

This communication is being made in respect of the proposed merger transaction between Stock Yards and Kentucky Bancshares. Stock Yards will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Kentucky Bancshares that also constitutes a prospectus of Stock Yards which, when finalized, will be sent to the shareholders of Kentucky Bancshares seeking their approval of the merger-related proposals. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that Stock Yards or Kentucky Bancshares may file with the SEC. KENTUCKY BANCSHARES’ SHAREHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STOCK YARDS, KENTUCKY BANCSHARES AND THE PROPOSED TRANSACTION. When filed, the registration statement, the definitive proxy statement/prospectus and other documents relating to the merger transaction filed by Stock Yards and Kentucky Bancshares can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Stock Yards’ website at www.syb.com under the tab “Investors Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Stock Yards upon written request to Stock Yards, Attention: Chief Financial Officer, 1040 East Main Street, Louisville, Kentucky 40206 or by calling

(502) 582-2571, or to Kentucky Bancshares, Attention: Chief Financial Officer, 339 Main Street, Paris, Kentucky 40361 or by calling (859) 987-1795.

Participants in the Solicitation

Stock Yards, Kentucky Bancshares and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Kentucky Bancshares’ shareholders in connection with the proposed transaction. Information about the directors and executive officers of Stock Yards and their ownership of Stock Yards common stock is set forth in the definitive proxy statement for Stock Yards’ 2020 annual meeting of shareholders, as previously filed with the SEC on March 13, 2020, and Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2019, as previously filed with the SEC on February 28, 2020, as well as other documents filed with the SEC. Information about the directors and executive officers of Kentucky Bancshares and their ownership of Kentucky Bancshares common stock is set forth in the definitive proxy statement for Kentucky Bancshares’s 2020 annual meeting of shareholders, as previously filed with the SEC on May 11, 2020, and Kentucky Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2019, as previously filed with the SEC on March 10, 2020, as well as other documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by securities holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents regarding the proposed transaction to be filed with the SEC when they become available. You may obtain free copies of these documents from Stock Yards or Kentucky Bancshares using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Measures

This communication contains certain non-GAAP financial measures of Stock Yards and Kentucky Bancshares determined by methods other than in accordance with generally accepted accounting principles. We use non-GAAP financial measures to provide meaningful supplemental information regarding our performance. We believe these non-GAAP measures are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.

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